Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

to Preliminary Prospectus Supplement dated May 21, 2019 and

Registration Statement No. 333-215574 dated January 17, 2017

(as amended by Post-Effective Amendment No. 1 dated May 21, 2019)

Final Term Sheet

Sabra Health Care Limited Partnership

Sabra Capital Corporation

4.80% of Senior Notes due 2024

May 21, 2019

This term sheet is qualified in its entirety by reference to the preliminary prospectus supplement dated May 21, 2019, including the documents incorporated by reference therein (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus of Sabra Health Care Limited Partnership and Sabra Capital Corporation dated January 17, 2017. The information in this term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information therein. Capitalized terms used in this term sheet, but not defined herein, have the meanings given to them in the Preliminary Prospectus Supplement.

Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

Terms Applicable to the 4.80% Senior Notes due 2024

Issuers:	Sabra Health Care Limited Partnership and Sabra Capital Corporation (the “Issuers”)

Guarantors:	Sabra Health Care REIT, Inc. (“Sabra”) and, initially, each of the subsidiary guarantors listed on Annex A to the Preliminary Prospectus Supplement

Title of Securities:	4.80% Senior Notes due 2024 (the “Notes”)

Principal Amount:	$300,000,000

Issue Price:	99.863% of principal amount

Net Proceeds (before expenses):	$297,039,000

Coupon (Interest Rate):	4.80% per annum

Benchmark Treasury:	2.25% due April 30, 2024

Benchmark Treasury Price and Yield:	100-02 3/4 and 2.231%

Spread to Benchmark Treasury:	+260 basis points

Yield to Maturity:	4.831%

Final Maturity Date:	June 1, 2024

Record Dates:	May 15 and November 15 of each year

Interest Payment Dates:	June 1 and December 1 of each year

First Interest Payment Date:	December 1, 2019

Redemption:

Make-Whole Call:	Comparable Treasury Price plus 40 bps (prior to May 1, 2024)

Par Call:	On or after May 1, 2024 (one month prior to maturity)

Trade Date:	May 21, 2019

Settlement Date(1):	May 29, 2019 (T+5)

CUSIP / ISIN Numbers:	CUSIP: 78572X AF8 / ISIN: US78572XAF87

Ratings(2):	Ba1 / BBB- / BBB- (Moody’s / S&P / Fitch)

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC BBVA Securities Inc. SMBC Nikko Securities America, Inc. Stifel, Nicolaus & Company, Incorporated

Co-Managers:	The Huntington Investment Company Regions Securities LLC Scotia Capital (USA) Inc. JMP Securities LLC

(1)

We expect that delivery of the Notes will be made to investors on or about May 29, 2019, which will be the fifth business day following the Trade Date (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date or the next two succeeding business days will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the Trade Date or the next two succeeding business days should consult their own advisors.

(2)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuers, Sabra and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuers and Sabra have filed with the SEC for more complete information about the Issuers, Sabra and this offering. You may retrieve these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuers, Sabra, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322; J.P. Morgan Securities LLC collect at 1-212-834-4533; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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